Part B (Cont'd.) This part lists the Contract terms which affect the type of Certificate you have.

Initial Guaranteed Interest Rate:

Minimum Guaranteed Interest Rate:


Investment Options available (see Part II); your allocation percentage (until changed) is also shown:

Investment Option                                             Type*             Allocation Percentage**

Alliance Aggressive Stock Fund                                Type A
Alliance Balanced Fund                                        Type A
Alliance Common Stock Fund
Alliance Conservative Investors Fund
Alliance Equity Index Fund
Alliance Global Fund
Alliance Growth and Income Fund
Alliance Growth Investors Fund
Alliance High Yield Fund
Alliance Intermediate Government Securities Fund
Alliance International Fund
Alliance Money Market Fund
Alliance Quality Bond Fund
Alliance Small Cap Growth Fund
Calvert Socially Responsible Fund
Capital Guardian Research
Capital Guardian US Equity
EQ/Alliance Premier Growth
EQ/Evergreen Foundation Fund
EQ/Evergreen Fund
EQ/Putnam Balanced Fund
EQ/Putnam Growth & Income Value Fund
Merrill Lynch Basic Value Equity Fund
Merrill Lynch World Strategy Fund
MFS Emerging Growth Companies Fund
MFS Growth With Income
MFS Research Fund
Morgan Stanley Emerging Markets Equity Fund
T. Rowe Price Equity Income Fund
T. Rowe Price International Stock Fund
Warburg Pincus Small Company Value Fund

GENERAL ACCOUNT FUND:

Guaranteed Interest Account                                   Not Available

FIXED MATURITY ACCOUNT:

Guarantee Periods***
Expiration Date and Guaranteed Rate
* Investment Options shown are Investment Funds of our Separate Account A, except for the Fixed Maturity Account which is Separate Account No. 48.
** See Section 3.01.
*** Guarantee Periods are offered with varying expiration dates spanning an approximate 10 year period.
We reserve the right to limit the availability of Investment Options to not less than four investment funds as described in Section 2.04.





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